SUB-ITEM 77C: MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS

Shareholder Meeting:

A special meeting of Bridgeway Funds, Inc. shareholders was held October 22, 2003 at the office of Bridgeway Funds, 5615 Kirby Drive, Suite 518 Houston, Texas  77005 at 2:00 pm.  Shareholders of all Funds voted on the following matters (unless otherwise stated, the Fund Series votes are cumulative):

	Affirmative	Against	Abstain	Broker non-votes
(1) Kirbyjon Caldwell, Karen Gerstner, Miles Douglas Harper, III, John Montgomery and Michael D. Mulcahy were elected Directors of the Board of Bridgeway Funds, Inc.

Kirbyjon Caldwell	28,546,277		1,012,706
Karen Gerstner	29,253,578		305,405
Miles Douglas Harper, III	29,252,323		306,661
John N.R. Montgomery	28,671,840		887,144
Michael D. Mulcahy	28,630,453		928,531

(2) Ratification of the selection of independent auditors for Bridgeway Funds	29,105,022	166,079	287,882
(3) Permit Bridgeway Funds to pursue investment in individual stock options and futures	21,007,103	3,208,548	511,439	4,831,893
(4) Ratification of the Board’s decision to offer additional classes of shares of Bridgeway Funds at a future date.	22,328,190	1,877,211	521,690	4,831,893
(5) Approval of a modification to the existing 12b-1 plan to include a provision for future classes of shares to accommodate 12b-1 fees up to a maximum of 0.25%.	19,996,940	4,219,160	510,990	4,831,893
(6) To consider any other business – There was no other business introduced at the meeting.

For Aggressive Investors 1 Fund Shareholders only:
(7) To approve a change in Bridgeway Funds’ investment restrictions to permit the borrowing and lending of cash between the Funds once Securities and Exchange Commission (“SEC”) permission is received.	2,643,173	146,766	57,683	778,116
(8) To approve the management Agreement, as revised between the Adviser and Bridgeway Funds	3,443,020	89,662	93,057

For Aggressive Investors 2 Fund Shareholders only:
(7) To approve a change in Bridgeway Funds’ investment restrictions to permit the borrowing and lending of cash between the Funds once Securities and Exchange Commission (“SEC”) permission is received.	1,086,367	72,513	29,786	51,504
(8) To approve the management Agreement, as revised between the Adviser and Bridgeway Funds	1,146,533	18,095	75,542

For Blue Chip 35 Index Fund Shareholders only:
(7) To approve a change in Bridgeway Funds’ investment restrictions to permit the borrowing and lending of cash between the Funds once Securities and Exchange Commission (“SEC”) permission is received.	861,006	34,304	2,956	31,765
(8) To approve the management Agreement, as revised between the Adviser and Bridgeway Funds	915,413	8,896	5,722

For Balanced Fund Shareholders only:
(7) To approve a change in Bridgeway Funds’ investment restrictions to permit the borrowing and lending of cash between the Funds once Securities and Exchange Commission (“SEC”) permission is received.	597,159	726	3,832	51,208
(8) To approve the management Agreement, as revised between the Adviser and Bridgeway Funds.	651,696	202	1,028
(9) To increase in percentage of allowable short positions in the Fund for the purposes of managing risk.	595,789	202	5,727	51,208

For Micro-Cap Limited Fund Shareholders only:
(7) To approve a change in Bridgeway Funds’ investment restrictions to permit the borrowing and lending of cash between the Funds once Securities and Exchange Commission (“SEC”) permission is received.	3,937,758	107,280	33,159	766,733
(8) To approve the management Agreement, as revised between the Adviser and Bridgeway Funds	3,160,346	1,571,772	112,813

For Ultra-Small Company Fund Shareholders only:
(7) To approve a change in Bridgeway Funds’ investment restrictions to permit the borrowing and lending of cash between the Funds once Securities and Exchange Commission (“SEC”) permission is received.	1,648,380	74,618	12,210	60,985
(8) To approve the management Agreement, as revised between the Adviser and Bridgeway Funds	1,729,034	34,410	32,748
(9) To approve a change in the investment restrictions to permit Bridgeway Funds to lend the Fund’s securities to third parties as permitted by the SEC.	1, 579,614	120,317	35,277	60,985

For Ultra-Small Company Market Fund Shareholders only:
(7) To approve a change in Bridgeway Funds’ investment restrictions to permit the borrowing and lending of cash between the Funds once Securities and Exchange Commission (“SEC”) permission is received.	12,456,210	652,560	268,643	3,091,582
(8) To approve the Management Agreement, as revised between the Adviser and the Fund	15,798,138	346,904	323,953